EXHIBIT 4.12


               AMENDMENT NO. 5 TO RIGHTS AGREEMENT


          AMENDMENT NO. 5 (this "Amendment No. 5"), dated as of February 24, 2005, to the Rights Agreement, dated as of February 14, 2000, as amended, by and between EOG Resources, Inc. (the "Company") and EquiServe Trust Company, N.A. (as Rights Agent) (the "Rights Agreement"). Terms used herein but not defined shall have the meanings assigned to them in the Rights Agreement.

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 27 of the Rights
Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such
Section 27; and

          WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to provide that any "Person" that is a "Qualified Institutional Investor" (as defined herein) will not be deemed an "Acquiring Person" (as defined in the Rights Agreement).

          NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

               Section 1 of the Rights Agreement is hereby amended to include the following new definition in the appropriate alphabetical position, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

     "Qualified Institutional Investor" shall mean, as of any time of determination, a Person that is described in Rule 13d-l(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the Common Shares of the Company, does in fact report) beneficial ownership of Common Shares of the Company on
     Schedule 13G, and such Person (i) is not required to file a
     Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of Common Shares of the Company, (ii) shall be the Beneficial Owner of less than 15% of the Common Shares of the Company then outstanding (including in such calculation the holdings of all of such Person's Affiliates and Associates other than those which, under published interpretations of the SEC or its Staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of the Common Shares of the Company) and (iii) shall be the Beneficial Owner of less than 20% of the Common Shares of the Company then outstanding.

                           *    *    *

          IN WITNESS WHEREOF, this Amendment No. 5 has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                              EOG RESOURCES, INC.


                              By:/s/ EDMUND P. SEGNER, III
                              Name:  Edmund P. Segner, III
                              Title: President and Chief of Staff


                              EQUISERVE TRUST COMPANY, N.A.
                              (as Rights Agent)


                              By:/s/ KEVIN LAURITA
                              Name:  Kevin Laurita
                              Title: Managing Director